Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Universal Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Subordinated Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, without par value	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Common Stock, without par value	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Stock Purchase Contracts	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder.

(2)

In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).